Exhibit 99.1

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: October 21, 2005
FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Increase in Third Quarter Earnings

Michigan City, Indiana (October 21, 2005) - Horizon Bancorp today announced its unaudited financial results for the quarter and nine months ended September 30, 2005. Third quarter net income was $2.028 million or $.64 per fully diluted share which represents a 20.7% increase over second quarter’s earnings of $1.680 million or $.53 per fully diluted share. Compared with prior year’s same quarter of $1.762 million or $.56 per fully diluted share, earnings increased 15.09%. Year to date, net income was $5.011 million or $1.59 per fully diluted share. This compares to $5.083 million or $1.63 per fully diluted share for the same period of the prior year. This represents a 1.4% decrease in year to date net income when compared to the same prior year periods.

Craig M. Dwight, President and Chief Executive Officer stated, “This is the first full quarter of operations after closing on the Alliance Bank acquisition. During this quarter Horizon’s team of hardworking and dedicated employees worked diligently to implement our acquisition plan. This included completing a smooth data processing conversion on July 18, 2005, downsizing one branch from full service to drive-up only and focusing on reductions in occupancy costs. We are pleased with the results and look forward to continued performance improvement from these new locations.  In addition to the acquisition, Horizon has engaged a consulting firm to assist us in improving our Company’s overall efficiency. Horizon has made considerable progress in our efficiency over the past five years, however there is still a considerable amount of work to be done. We expect to receive the consultant’s recommendations late in the fourth quarter of 2005, and will implement their recommendations during 2006. Horizon’s employees understand the need to improve efficiency and are eager to take this Company to a new level of performance.”

Mr. Dwight further commented that, “Horizon continued its expansion plans by opening a new full service banking center in South Bend, Indiana on August 1, 2005. We are delighted with the quality of our South Bend team and look forward to this team’s success.”

Net interest income was $8.548 million for the three months ended September 30, 2005, compared to $6.401 million for the same period of 2004. The increase was the result of an increase in average earning assets from $762 million for the three months ended September 30, 2004 to $1.019 million for the three months ended September 30, 2005. This increase in earning assets was partially offset by a decrease net interest margin from 3.59% in the third quarter of 2004 to 3.36% in the current quarter. Similar to the results for the nine-month period ended September 30, 2005, the costs of liabilities increased by more than the yield on interest earning assets. This quarter’s net interest margin was positively impacted by approximately $200 thousand of interest income recognized on certain loans acquired at a discount through the Alliance acquisition, which were paid off during the third quarter of 2005. Excluding that interest income, the net interest margin would have been 3.29% for the quarter.

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Pg. 2 Cont. Horizon’s 3rd Quarter Earnings

Average loans outstanding increased from $523 million for the quarter ended September 30, 2004 to $696 million for the same quarter of the current year. Increases were experienced in all significant loan categories with the exception of mortgage warehouse loans. The Alliance acquisition contributed approximately $87.5 million of the loan growth.

The provision for loan losses totaled $360 thousand for the three months ended September 30, 2005 compared to $207 thousand for the same period of the prior year. The provision for loan losses is based on management's ongoing quarterly assessment of the probable estimated losses inherent in the loan portfolio. Net charge offs for the quarter were 0.24% of average loans, which continues a run rate better than peers according to the June 30, 2005 uniform bank performance report.

Total non-interest income was $2.503 million for the three months ended September 30, 2005, compared to $2.861 million for the same period in 2004. The major decline came in gain on sale of loans. During the third quarter of 2004, approximately $25 million of portfolio mortgage loans were sold generating a gain of $394 thousand. There have been no sales of portfolio loans during 2005.

Total non-interest expense was $7.788 million for the three months ended September 30, 2005 compared to $6.639 million for the same period in 2004. The net increase of $1.149 million was largely due to recognizing a full quarter of expenses related to the additional staff, occupancy and other expenses related to servicing the new branch locations acquired through the Alliance acquisition and new branches opened since the fourth quarter of 2004. New branches opened since the fourth quarter of 2004 include Niles Road in St. Joseph, Michigan and Main Street, in South Bend, Indiana.

Total assets increased by $170 million from December 31, 2004 to September 30, 2005, with the acquisition of Alliance representing $132 million of the increase. The most significant changes in assets were increases in loans, premises and equipment and goodwill. For the funding side of the balance sheet, deposits and subordinated debentures increased while borrowings decreased.

During the first nine months of 2005, cash and cash equivalents increased by $1.5 million.  While the level of cash and cash equivalents remains relatively stable, it is common for significant fluctuations in carrying amounts due to activity in large municipal deposit accounts.

Gross loans increased $149.6 million from December 31, 2004 to September 30, 2005. Horizon experienced continued loan growth in commercial, real estate, and installment loans totaling $63.4 million while the mortgage warehouse loan portfolio decreased $19.4 million.

Commercial loans increased as a result of Horizon penetrating new market areas, primarily Berrien County, Michigan and St. Joseph and Elkhart Counties in Indiana. Horizon has experienced an increase in real estate loans as borrowers opt for adjustable rate mortgage loans over fixed rate loans. Horizon retains adjustable rate mortgage loans while most long-term fixed rate mortgages are sold into the secondary market. Installment loans increased primarily due to increases in indirect loans.

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Pg. 3 cont. Horizon’s 3rd Quarter Earnings

At September 30, 2005, the total allowance for loan losses was $8.4 million as compared to $7.2 million at December 31, 2004. The allowance for loan losses to total loans is 1.18% at September 30, 2005 compared to 1.28% at December 31, 2004. The increase of $1.2 million for the nine months was due in part to the allowance acquired in the Alliance transaction totaling $557 thousand; the remaining increase was due to the provision for loan losses of $1.071 million exceeding net charge-offs of $431 thousand.

Horizon analyzes the adequacy of the allowance for loan losses on a bank-wide basis. While historical factors related to Horizon and Alliance are considered in the analysis, the overall methodology used in analyzing the adequacy of the allowance is consistent for loans originated by Horizon and those acquired in the Alliance transaction.

There have been no substantial changes in loan delinquencies, nonaccrual, or nonperforming loans since December 31, 2004. Horizon considers the allowance for loan losses to be adequate to cover losses inherent in the loan portfolio as of September 30, 2005.

Deposits increased $172.9 million during the first nine months of 2005; the Alliance acquisition contributed to $117.1 million of this increase. The remaining deposit increase is largely attributable to increases in public funds and brokered deposits.

Subordinated debentures increased $5.2 million as Horizon assumed the subordinated debentures previously issued by Alliance. The terms of the Alliance subordinated debentures are similar to those issued by Horizon.

Short-term borrowings consist of overnight Federal Funds purchased from money center banks and repurchase agreement lines of credit. Long-term borrowings are primarily advances from the Federal Home Loan Bank. Short-term and long-term borrowings decreased in total by $12.3 million primarily due to a shift in funding sources between deposits and borrowings.

Stockholders' equity totaled $54.2 million at September 30, 2005 compared to $50.4 million at December 31, 2004. The increase in stockholders' equity during the nine months ended September 30, 2005 was the result of net income and the issuance of new shares for the exercise of stock options, offset by dividends declared, a decrease in the market value of investment securities available for sale, and the purchase of treasury stock.

At September 30, 2005, the ratio of stockholders' equity to assets was 4.99% compared to 5.52% at December 31, 2004. The decrease in the ratio was the result of the Alliance transaction, which was acquired using cash rather than issuing stock.

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Pg. 4 Cont. Horizon’s 3rd Quarter Earnings

Other items

On August 1, 2005 Horizon opened a full service bank branch in downtown South Bend, Indiana. The office is located at 233 South Main Street, South Bend, IN 46601. Horizon has operated a loan production office in South Bend since January of 2005.

Land has been acquired in Elkhart, Indiana to open a full service branch bank in that community. The facility is expected to be open in the second quarter of 2006. Horizon has operated a loan production office in Elkhart since March of 2004. Steven C. Watts, President, St Joseph County Market is responsible for developing the South Bend/Elkhart market for Horizon. Mr. Watts has a long banking history in South Bend and has been an active volunteer in the community.

David K. Stephenson has been promoted to the newly created position of Lake County President. Mr. Stephenson has 20 years of banking experience in Lake County and has extensive involvement with economic development and charitable organizations in the area. New office space will be leased to expand the current loan production office. A full service branch is planned for first quarter 2007 opening.

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southwest Michigan. Horizon offers banking, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and Harbert, New Buffalo, St. Joseph and Three Oaks, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express “belief,”“intention,”“expectation,” and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873 - 2608
Fax: (219) 874-9280

# # #

HORIZON BANCORP
Financial Highlights

(Unaudited - dollars in thousands except share and per share data and ratios)

	Three Months Ended:			Nine Months Ended:
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2005	2004	2005	2004

End of period balances:
Total assets	$1,084,319	$1,098,613	$816,069	$1,084,319	$816,069
Investment securities	282,884	301,185	205,972	282,884	205,972
Commercial loans	267,369	261,906	187,536	267,369	187,536
Mortgage warehouse loans	108,582	115,120	107,688	108,582	107,688
Real estate loans	146,111	131,935	77,961	146,111	77,961
Installment loans	197,065	183,723	131,374	197,065	131,374
Non-interest bearing deposit accounts	86,311	75,242	59,880	86,311	59,880
Interest bearing transaction accounts	354,927	358,911	265,949	354,926	265,949
Time deposits	343,846	370,675	285,289	343,846	285,289
Short-term borrowings	72,108	72,712	23,880	72,109	23,880
Long-term borrowings	137,626	132,680	125,527	137,626	125,527
Stockholder’s equity	54,154	52,831	49,819	54,154	49,819

Average balances :
Total assets	$1,085,623	$980,481	$801,517	$966,424	$794,063
Investment securities	288,645	296,709	210,801	290,241	222,351
Commercial loans	262,962	222,302	179,909	224,264	167,460
Mortgage warehouse loans	118,804	100,852	121,716	105,987	135,327
Real estate loans	140,270	113,042	96,434	113,997	85,312
Installment loans	190,174	163,773	125,299	164,560	115,502
Non-interest bearing deposit accounts	81,106	71,257	65,352	70,272	59,875
Interest bearing transaction accounts	317,774	299,953	258,189	306,256	259,562
Time deposits	347,136	309,594	268,945	311,360	258,410
Short-term borrowings	76,809	65,267	22,358	68,220	30,103
Long-term borrowings	126,783	161,824	127,261	129,333	134,135
Stockholder’s equity	53,840	51,803	47,657	50,968	47,492

Per share data:
Basic earnings per share	$0.66	$0.55	$0.59	$1.64	$1.70
Diluted earnings per share	0.64	0.53	0.56	1.59	1.63
Cash dividends declared per common share	0.13	0.13	0.12	0.39	0.36
Book value per common share	17.16	16.98	16.35	17.16	16.35
Market value - high	28.26	30.00	24.10	31.51	28.25
Market value - low	26.55	24.20	23.12	24.20	23.02
Basic average common shares outstanding	3,074,705	3,066,512	2,998,563	3,052,821	2,991,203
Diluted average common shares outstanding	3,165,847	3,157,731	3,123,239	3,154,808	3,120,813

Key ratios:
Return on average assets	0.75%	0.69%	0.88%	0.69%	0.85%
Return on average equity	14.98	12.97	14.80	12.78	14.27
Net interest margin	3.36	3.22	3.43	3.28	3.37
Loan loss reserve to loans	1.18	1.18	1.39	1.18	1.39
Non-performing loans to loans	0.33	0.29	0.29	0.33	0.29
Average equity to average assets	4.96	5.28	5.95	5.27	5.98
Bank only capital ratios:
Tier 1 capital to average assets	7.03%	7.61%	7.55%	7.03%	7.55%
Tier 1 capital to risk weighted assets	10.81	10.69	12.11	10.81	12.11
Total capital to risk weighted assets	12.01	11.88	13.21	12.01	13.36

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)
(All Share and Per Share Amounts Have Been Adjusted for a 3 for 2 Stock Split Declared October 21, 2003)

	Sept. 30, 2005 (Unaudited)	December 31, 2004
Assets
Cash and due from banks	$19,129	$18,253
Interest-bearing demand deposits	660	1
Cash and cash equivalents	19,789	18,254
Interest-bearing deposits	985	985
Investment securities, available for sale	282,884	281,282
Loans held for sale	5,486	3,836
Loans, net of allowance for loan losses of $8,390 and $7,193	705,269	556,849
Premises and equipment	21,946	17,561
Federal Reserve and Federal Home Loan Bank stock	12,499	11,279
Goodwill and other intangibles	9,093	216
Interest receivable	5,678	4,688
Other assets	21,139	19,097
Total assets	$1,084,319	$913,831

Liabilities
Deposits
Noninterest bearing	$86,311	$58,015
Interest bearing	698,773	554,202
Total deposits	785,084	612,217
Short-term borrowings	72,108	82,281
Long-term borrowings	137,626	139,705
Subordinated debentures	27,837	22,682
Interest payable	1,729	1,024
Other liabilities	5,781	5,490
Total liabilities	1,030,165	863,399

Stockholders' Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
No shares issued
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 4,911,741 and 4,778,608 shares	1,092	1,062
Additional paid-in capital	24,714	22,729
Retained earnings	46,882	43,092
Restricted stock, unearned compensation	(813)	(972)
Accumulated other comprehensive income	(697)	894
Less treasury stock, at cost, 1,755,158 and 1,732,486 shares	(17,024)	(16,373)
Total stockholders' equity	54,154	50,432
Total liabilities and stockholders' equity	$1,084,319	$913,831

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)
(All Share and Per Share Amounts Have Been Adjusted for a 3 for 2 Stock Split Declared October 21, 2003)

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2005 (Unaudited)	2004 (Unaudited)	2005 (Unaudited)	2004 (Unaudited)
Interest Income
Loans receivable	$12,662	$8,411	$31,716	$24,338
Investment securities
Taxable	2,469	1,641	7,295	5,195
Tax exempt	610	566	1,760	1,699
Total interest income	15,741	10,618	40,771	31,232
Interest Expense
Deposits	4,375	2,609	11,348	7,817
Federal funds purchased and short-term borrowings	578	94	1,405	274
Federal Home Loan Bank advances	1,465	1,358	4,362	4,177
Subordinated debentures	415	156	1,076	462
Total interest expense	7,193	4,217	18,191	12,730
Net Interest Income	8,548	6,401	22,580	18,502
Provision for loan losses	360	207	1,071	681
Net Interest Income after Provision for Loan Losses	8,188	6,194	21,509	17,821
Other Income
Service charges on deposit accounts	766	807	1,887	2,308
Wire transfer fees	120	206	326	412
Fiduciary activities	645	595	1,964	1,930
Commission income from insurance agency	-0-	56	46	343
Gain on sale of loans	474	770	1,341	1,713
Increase in cash surrender value of Bank owned life insurance	125	141	361	377
Other income	373	286	1,329	943
Total other income	2,503	2,861	7,254	8,026
Other Expenses
Salaries and employee benefits	4,221	3,903	12,471	10,838
Net occupancy expenses	605	461	1,612	1,382
Data processing and equipment expenses	704	498	1,736	1,487
Other expenses	2,258	1,777	5,920	5,290
Total other expenses	7,788	6,639	21,739	18,997
Income Before Income Tax	2,903	2,416	7,024	6,850
Income tax expense	875	654	2,013	1,767
Net Income	$2,028	$1,762	$5,011	$5,083
Basic Earnings Per Share	$.66	$.59	$1.64	$1.70
Diluted Earnings Per Share	$.64	$.56	$1.59	$1.63